Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION BOARD APPOINTS NEW DIRECTORS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Tuesday, August 10, 2004

SBA Communications Corporation (“SBA”) today named Duncan H. Cocroft and Philip L. Hawkins to its Board of Directors, bringing its Board membership to eight. Mr. Cocroft and Mr. Hawkins fill two new positions created by an expansion of the Board.

“We are delighted to have Duncan and Phil join our Board. Their talents and wealth of diverse experience will serve us well as we continue our efforts to develop and grow SBA,” said Jeffrey A. Stoops, SBA’s President and CEO.

Duncan H. Cocroft, a consultant and private investor, retired from Cendant Corporation at the end of 2003. Mr. Cocroft served as Cendant’s Executive Vice President—Finance and Treasurer from 1999-2003. Prior to joining Cendant, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods and Vice President and Treasurer of Smithkline Beckman. He holds a Bachelor of Science degree in Economics from the Wharton School, University of Pennsylvania.

Philip L. Hawkins is President and Chief Operating Officer of CarrAmerica Realty Corporation (CRE:NYSE), a publicly traded real estate investment trust with a nationwide office building portfolio exceeding 24 million square feet. Prior to joining CarrAmerica, Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company. He holds a Masters degree in Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.